Exhibit 99.2

Novatel Wireless Appoints James Ledwith to Board of Directors

Monday January 28, 2008, 7:30 am ET

SAN DIEGO—(BUSINESS WIRE)—Novatel Wireless, Inc. (Nasdaq: NVTL—News), a leading provider of wireless broadband solutions, today announced that its Board of Directors has appointed Mr. James Ledwith to the Board and as a member of its Audit Committee, effective March 3, 2008.

“We are pleased to welcome Jim as a member of our board of directors,” said Peter Leparulo, executive chairman of Novatel Wireless. “His long career with J.H. Cohn, extensive transactional experience, and broad industry knowledge of manufacturing and distribution companies will make him a valuable addition to our board.”

Ledwith brings to Novatel Wireless a wealth of experience in strategic, financial, and organizational planning for high growth companies across a variety of industries. He has served as a partner at J.H. Cohn, one of the top 20 accounting and consulting firms in the United States, which provides consulting services across a wide field of expertise, including customer relations management, enterprise performance management, operations and supply chain. He has worked extensively with manufacturing and distribution organizations. Mr. Ledwith has actively assisted companies in mergers and acquisitions, corporate finance, corporate governance and business consulting. He spent twenty years with a Big Four accounting firm as an audit partner, having completed three years of service in the accounting research department.

James Ledwith is a graduate of the Wharton Graduate Division of the University of Pennsylvania where he earned his Masters of Business Administration, and Babson College. Jim has been a Certified Public Accountant since 1971 and is a member of the American Institute of Certified Public Accountants (AICPA) and the California Society of Certified Public Accountants. He has served on the board of directors for several for-profit and nonprofit companies, and is currently a director of publicly-traded San Diego Trust Bank. He is also a trustee of the Sidney Kimmel Cancer Center.

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is revolutionizing wireless communications. The company is a leader in the design and development of innovative wireless broadband access solutions based on 3G WCDMA (HSPA & UMTS), CDMA and GSM technologies. Novatel Wireless’ Merlin™ PC Cards and ExpressCards, Expedite® Embedded Modules, MobiLink™ Communications Software Suite, Ovation™ Fixed Mobile Convergence Products and Conversa™ Software Suite enable high-speed wireless Internet access. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.novatelwireless.com. (NVTLG)

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements contained herein. These factors include risks relating to technological changes, new product introductions, continued acceptance of Novatel Wireless’ products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless’ filings with the United States Securities and Exchange Commission (available at www.sec.gov) and other regulatory agencies.

(C) 2008 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.